EXHIBIT 99.1

Sell More, Increase Profits and Grow Market Share with Vytex Natural Rubber Latex.

VyLine, June 2010

Focusing on the Future

This is an exciting time for Vystar® Corporation. Halfway through 2010, we are experiencing strong growth and ever-increasing interest in products made with Vytex®NRL. Allow me to provide some specifics.

We are successfully tracking our sales goals of $7 million in 2010 (based on 3rd and 4th quarter commitments) and $23 million in 2011. There is a significant worldwide market opportunity, since approximately $3.1 billion of liquid latex is sold annually around the globe.

We will continue to drive our "Made With Vytex NRL" branding strategy to raise awareness of our product; our goal is to replace traditional NRL and synthetic-based products as the optimal choice in the eye of the consumer. We have a strong distribution system in place with production occurring in Malaysia, Thailand, and Guatemala. Additionally, we have instituted sales and technical initiatives to accommodate the challenges of marketing our product globally. I am convinced that the best strategy will be for our company to continue to focus on seven areas- adhesives, foams, condoms, balloons, surgical gloves, reusable exam gloves and threads-with a high volume of consumers.

Our shareholders have expressed heartening unanimity over these goals; they understand our business plan and have faith in our ability to execute on our objectives. I thank our extended global team for their hard work and dedication to Vystar, and have full confidence that together we can meet our goals set forth through 2011. I am optimistic about the market opportunity for Vytex, and I look forward to updating our shareholders as we execute our plan.

Regards, Bill Doyle, President and CEO

Positive Impact of Next-Generation "Greener" Latex

The latex industry can be profitable and competitive without wasting natural resources, says Bill Doyle, President and CEO of Vystar Corporation. In a paper he presented in March, Doyle noted that the latex industry must recognize the need for and importance of natural products that minimize environmental impact while maximizing economic, health and safety benefits.

The paper was presented at Smithers RAPRA's Sixth International Latex & Synthetic Polymer Dispersions Conference in Amsterdam. It analyzed case studies of the cost and performance benefits of using Vytex Natural Rubber Latex (NRL) as a safer alternative to standard latex.

Over 40,000 types of products are made from traditional NRL, including gloves, condoms, toy balloons, breather bags, tubing, mattresses, pillows, and cushions. Others include pressure-sensitive adhesives, footwear, carpet backing, and elastic thread. High demand for these products is increasing pressure for modified NRLs that reduce the proteins that cause latex allergies while preserving natural resources.

Water is key in making many latex products. "Manufacturers need to think about how much water they are using and consuming.... An ultra low protein, greener latex that preserves the integrity of NRL without consuming large volumes of water is key to the next generation of latex," reports Doyle. The lower amounts of water required to produce end products made with Vytex NRL makes it "green" and supports environmental sustainability worldwide.

The paper notes that Vytex NRL, while pricier than standard natural rubber latex, has equivalent or superior physical qualities and can save manufacturers money. Doyle cites a glove manufacturer in India that reported potential savings of $472,500 annually just by eliminating several leaching steps it had used in manufacturing standard NRL.

Mr. Doyle's paper puts forth a compelling case for the superiority of Vytex NRL over standard NRL across a variety of measures, including cost of production, environmental considerations, and physical performance characteristics of the finished product.

Could Sex Make You Sick? Condom Allergies Explained

The prevalence of latex allergies has increased in the last two decades. It is estimated that up to three percent of the general population is at risk for an allergic reaction to natural rubber latex, and repeated exposure exacerbates the irritation in some people. Cross-reactivity can occur in people allergic to bananas, avocados, chestnuts and kiwi, because these fruits have proteins similar to those in latex. There is no known cure for this type of allergy; according to MayoClinic.com, it arises because the latex triggers a response by the sufferer's immune system.

Latex condoms, the most common type of condom on the market, are yet another trigger for allergic reactions to latex. According to Dr. Donald Matheson, an obstetrician/gynecologist based in NYC, allergies to latex condoms occur in both men and women. Symptoms include a hive-like rash, itching and burning sensations, dry skin, and sometimes shortness of breath, welts and eczema. Latex allergy can also lead to life-threatening anaphylactic shock and breathing difficulties. Because of this risk, sex partners with the condition are advised to use latex-free condoms or use other types of contraceptives exclusively.

Although polyurethane condoms are effective, studies cited on CDC.gov suggest that they can slip off and break more often than latex condoms and while decreasing a man's sensitivity that can lead to a less pleasurable sexual experience for his partner.

Envy™ Ultra Thin, made with Vytex® Natural Rubber Latex (NRL) contains less than 2µg/dm2 of antigenic protein. The companies note that the Envy Condom has all the positive qualities of a latex condom, including barrier protection, tensile strength, tactile sensitivity, elasticity, comfort and fit plus it's all natural, biodegradable and odor-free.

"Latex condoms are one of the most popular and simple-to-use methods to practice safe sex. However, not everyone can use latex condoms, since many people with latex allergies can have severe reactions to the material. Now couples have better options, as condoms such as Envy provides a viable solution to this problem," adds Dr. Matheson.

Vystar In the News

Click on the links below to view the latest Vystar News.

IRGNews.com podcast
Listen to Bill discuss Vystar's corporate overview

Business News Network
Bill Doyle's interview on the Vytex and the future of Vystar

Newswise article
Read about the scholarly paper on the benefits of Vytex

Corp! Magazine
How a "greener" latex is ideal in a green world

ChickSpeak.com
How to Live With a Latex Allergy

PlasticsToday.com
Process Removes Allergy-inducing Proteins from Latex, Positions Rubber to Take on Some Plastics

Forward Looking Statements

Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in Vystar's filings with the Securities and Exchange Commission.